Gran Tierra Energy Inc. Announces Second Quarter 2012 Results and a Material Increase in Reserves at its Costayaco Field, Colombia

Quarter Highlighted by Costayaco Reserve Growth

CALGARY, Alberta, August 7, 2012, Gran Tierra Energy Inc. (“Gran Tierra Energy”) (NYSE MKT: GTE, TSX: GTE), a company focused on oil and gas exploration and production in South America, today announced its financial and operating results for the quarter ended June 30, 2012, in addition to an independent mid-year reserve update for the company's largest asset, the Costayaco Field in Colombia.  All dollar amounts are in United States dollars unless otherwise indicated.

Highlights for the quarter include:

•
Costayaco Field reserves effective June 30, 2012, net after royalty (“NAR”), calculated in accordance with Canadian National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities (“NI 51-101”) and the Canadian Oil and Gas Evaluation Handbook (“COGE Handbook”), increased from year-end 2011 reserves, adjusted for production from the first half of 2012, as follows: total Proved (“1P”) reserves increased 38% to approximately 20.4 million barrels of oil ("MMbbl"), total Proved plus Probable (“2P”) reserves increased 40% to approximately 23.2 MMbbl of oil, and total Proved plus Probable plus Possible (“3P”) reserves increased 21% to approximately 26.7 MMbbl of oil;

•
Costayaco Field reserves effective June 30, 2012, NAR, calculated in accordance with United States Securities and Exchange Commission (“SEC”) rules, increased from year-end 2011 reserves, adjusted for production from the first half of 2012, as follows: total 1P reserves increased 33% to approximately 19.6 MMbbl of oil, total 2P reserves increased 35% to approximately 22.2 MMbbl of oil, and total 3P reserves increased 18% to approximately 25.6 MMbbl of oil;

•	Confirmed oil discovery with Ramiriqui-1 exploration well in Colombia with 2,525 gross barrels of oil per day (“BOPD”) test rate;

•
Quarterly production of 16,306 barrels of oil equivalent per day (“BOEPD”) NAR before inventory adjustments, or 14,127 BOEPD NAR after inventory adjustments. This represents a 22% decrease in average daily production from the same period in 2011 of 18,141 BOEPD NAR after inventory adjustments;

•
The decrease in production during the second quarter of 2012 was primarily due to pipeline disruptions in Colombia. Gran Tierra Energy is working with the authorities, outside parties and Ecopetrol S.A. ("Ecopetrol") to look at multiple transportation and storage options to help mitigate the risk of pipeline disruptions;

•
The pipeline in Colombia was back in operation on July 14, 2012 and full production resumed July 19, 2012. Production before inventory adjustments from July 19, 2012 to July 31, 2012 averaged 21,000 BOEPD NAR and production before inventory adjustments for the month of July 2012 averaged 16,500 BOEPD NAR;

•	Revenue and other income for the quarter was $115.2 million, a 29% decrease over the same period in 2011;

•	Net income was $13.1 million or $0.05 per share basic and diluted, compared to net income of $31.6 million or $0.11 per share basic and diluted in the same period in 2011;

•	Funds flow from operations was $37.6 million compared to $88.6 million for the same period in 2011;

•
Cash and cash equivalents were $128.5 million at June 30, 2012 compared to $351.7 million at December 31, 2011. The change in cash and cash equivalents during the first half of 2012 was primarily the result of funds flow from operations being more than offset by capital expenditures, an increase in working capital excluding cash and an increase in restricted cash;

•
Announced contingent gross lease resource estimate for an oil discovery on Block 95 in Peru of low estimate “1C” contingent resources of 11.5 million stock tank barrels of oil (“MMSTB”), best estimate “2C” contingent resources of 31.6 MMSTB and high estimate “3C” contingent resources of 88.1 MMSTB;

“Gran Tierra Energy's 2012 oil reserve growth initiatives are off to a very strong start, with new oil reserves discovered with the Ramiriqui-1 new field discovery, substantial reserves added due to continued superior reservoir management and performance in the Costayaco Field, and additional reserve potential identified in the Moqueta Field, all in Colombia” said Dana Coffield, President and Chief Executive Officer of Gran Tierra Energy. “Unfortunately, crude oil sales in Colombia were negatively impacted by repeated pipeline disruptions, in spite of the company having record production capacity established in our fields, reaching 20,700 BOEPD NAR average in April.  Improving the security of pipeline infrastructure is a priority for Ecopetrol and the government of Colombia.  Gran Tierra Energy management is in regular contact with Ecopetrol, government authorities and third parties to improve continuity of transportation by potentially adding additional tank storage and by more efficient utilization of existing pipeline capacity, expanding alternative pipeline capacity into Ecuador, and expanding trucking capacity to alternative pipelines.  Corporate production has now returned to approximately 21,000 BOEPD net after royalty while we continue to pursue these alternative measures,” added Coffield.  “We are now focused on continuing to execute the drilling program remaining in 2012, which includes additional exploration and development drilling in Colombia, Brazil, Argentina and Peru.  Gran Tierra Energy remains financially strong and expects to fund its 2012 capital program with cash flow and cash on hand at current oil prices and production levels,” concluded Coffield.

Production review

	Three Months Ended June 30, 2012				Three Months Ended June 30, 2011
(Barrels of Oil Equivalent)	Colombia	Argentina	Brazil	Total	Colombia	Argentina	Brazil	Total
Gross production	1,498,875	392,388	15,360	1,906,623	1,931,951	295,025	5,143	2,232,119
Royalties	(375,506)	(45,672)	(1,579)	(422,757)	(558,795)	(34,331)	(566)	(593,692)
Inventory adjustment	(185,330)	(10,674)	(2,288)	(198,292)	17,107	(4,095)	(564)	12,448
Production, NAR	938,039	336,042	11,493	1,285,574	1,390,263	256,599	4,013	1,650,875

Production per day, NAR (BOEPD)	10,308	3,693	126	14,127	15,277	2,820	44	18,141

	Six Months Ended June 30, 2012				Six Months Ended June 30, 2011
(Barrels of Oil Equivalent)	Colombia	Argentina	Brazil	Total	Colombia	Argentina	Brazil	Total
Gross production	3,364,523	685,716	29,266	4,079,505	3,649,647	404,967	5,143	4,059,757
Royalties	(861,364)	(79,393)	(3,407)	(944,164)	(1,042,007)	(47,833)	(566)	(1,090,406)
Inventory adjustment	(313,960)	(10,402)	(1,843)	(326,205)	(4,553)	(4,187)	(564)	(9,304)
Production, NAR	2,189,199	595,921	24,016	2,809,136	2,603,087	352,947	4,013	2,960,047

Production per day, NAR (BOEPD)	12,029	3,274	132	15,435	14,382	1,950	22	16,354

Financial review

	Three Months Ended June 30			Six Months Ended June 30
	2012	2011	% Change	2012	2011	% Change
Revenue and Other Income ($000s)	$115,150	$162,120	(29)	$271,101	$284,639	(5)
Net Income ($000s)	$13,104	$31,567	(58)	$12,791	$45,280	(72)
Net Income Per Share - Basic	$0.05	$0.11	(55)	$0.05	$0.17	(71)
Net Income Per Share - Diluted	$0.05	$0.11	(55)	$0.05	$0.16	(69)

Net income reconciled to funds flow from operations(1) is as follows:

	Three Months Ended June 30		Six Months Ended June 30
Funds Flow From Operations - Non-GAAP Measure ($000s)	2012	2011	2012	2011

Net income	$13,104	$31,567	$12,791	$45,280
Adjustments to reconcile net income to funds flow from operations
DD&A expenses	32,571	46,965	92,938	110,322
Deferred taxes	(4,800)	(5,219)	(10,050)	(5,406)
Stock-based compensation	3,730	2,492	6,922	5,945
Unrealized gain on financial instruments	—	(1,292)	—	(1,354)
Unrealized foreign exchange (gain) loss	(5,187)	11,644	16,164	16,102
Settlement of asset retirement obligation	—	(305)	(404)	(309)
Equity tax	(1,785)	119	(1,785)	6,251
Gain on acquisition	—	2,601	—	(21,699)
Funds flows from operations	$37,633	$88,572	$116,576	$155,132

(1) Funds flow from operations is a non-GAAP measure which does not have any standardized meaning prescribed under generally accepted accounting principles in the United States of America (“GAAP”). Management uses this financial measure to analyze operating performance and the income generated by Gran Tierra Energy’s principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is also useful supplemental information for investors to analyze operating performance and Gran Tierra Energy’s financial results. Investors should be cautioned that this measure should not be construed as an alternative to net income or other measures of financial performance as determined in accordance with GAAP. Gran Tierra Energy’s method of calculating this measure may differ from other companies and, accordingly, it may not be comparable to similar measures used by other companies. Funds flow from operations, as presented, is net income adjusted for depletion, depreciation, accretion and impairment (“DD&A”), deferred taxes, stock-based compensation, unrealized gain on financial instruments, unrealized foreign exchange gain or loss, settlement of asset retirement obligation, equity tax and gain on acquisition.

Second Quarter 2012 Financial Highlights:

Revenue and other income decreased by 29% to $115.2 million for the second quarter of 2012 compared with $162.1 million in the comparable quarter in 2011 due to reduced production and lower average realized oil prices. Reduced production resulted in a 5% decrease in revenue and other income to $271.1 million for the first half of 2012 compared with the comparative 2011 period.

Average realized oil prices in the second quarter of 2012 decreased by 8% to $92.48 per barrel (“bbl”) from $100.68 per bbl in the second quarter of 2011 and increased by 2% to $99.49 per bbl from $97.82 per bbl for the first half of 2012. Average West Texas Intermediate (“WTI”) oil prices for the three and six months ended June 30, 2012, were $93.48 and $98.19 per bbl, respectively, compared with $102.55 and $98.25 per bbl in the comparable periods in 2011. Gran Tierra Energy received a premium to WTI in Colombia during the first half of 2012. Average Brent oil prices for the three and six months ended June 30, 2012, were $108.07 and $113.31 per bbl.

During the second quarter of 2012, the recognition of additional royalties resulting from an arbitrator's decision on a third party royalty dispute resulted in a $10.9 million revenue reduction. This amount related to July 2009 to May 2012 production. The recognition of this royalty resulted in a $8.48 per barrel of oil equivalent (“BOE”) reduction in the average realized price in the second quarter of 2012 and $3.88 per BOE in the first half of 2012. The arbitrator's decision will increase future net profit interests payable to this third party. The third party royalty settlement represented less than 1% of the reported revenue for the periods under dispute and it is not expected to have a materially different effect on future revenue.

Operating expenses for the second quarter of 2012 amounted to $27.3 million, or $21.26 per BOE, compared with $23.2 million, or $14.03 per BOE, in the comparable quarter in 2011. The increase in operating expenses was due to an increase of $2.1 million in Colombia, primarily due to Ecopetrol-operated Trans-Andean oil pipeline (“the OTA pipeline”) oil transportation costs included as operating costs due to the change in sales point in February 2012 and increased trucking due to pipeline disruptions, $1.5 million in Argentina due to increased production and $0.5 million in Brazil due to new production. The increase in operating costs on a per BOE basis was due to these factors as well as reduced production in Colombia.

Operating expenses for the first half of 2012 increased to $51.8 million, or $18.45 per BOE, from $39.6 million, or $13.36 per BOE, in the comparable period of 2011. The increase in operating costs on a per BOE basis was due to reduced production, the addition of the $3.63 per bbl OTA transportation costs referenced above, offset by a corresponding increase in selling price, and the inclusion of a full six months of operations relating to the acquisition of Petrolifera Petroleum Limited ("Petrolifera") in the first half of 2012 compared to only 104 days in the comparative period.

DD&A expenses for the second quarter of 2012 were $32.6 million compared with $47.0 million for the comparable quarter in 2011, primarily due to reduced production. On a per BOE basis, DD&A expenses in the second quarter of 2012 were $25.34 compared with $28.45 in the comparable period in 2011, representing an 11% decrease. Increased reserves more than offset increased future development costs in the depletable base.

For the first half of 2012, DD&A expenses decreased to $92.9 million from $110.3 million in the comparable period in 2011. DD&A expenses for the first half of 2012 included a $20.2 million ceiling test impairment in the company's Brazil cost center related to seismic and drilling costs on Block BM-CAL-10. DD&A expenses for the comparable period in 2011 included a $33.4 million ceiling test impairment in the company's Peru cost center relating to seismic and drilling costs from a dry well. The impairment charge in the first half of 2012 was $7.53 per BOE compared with $11.28 per BOE in the comparable period in 2011.

General and administrative (“G&A”) expenses of $17.6 million for the second quarter of 2012 increased by 7% from $16.4 million in the comparable quarter in 2011, primarily due to increased employee related costs reflecting expanded operations. G&A expenses per BOE were 38% higher than in the second quarter in 2011 at $13.69 per BOE due to the same factor and reduced production.

For the first half of 2012, G&A expenses of $33.5 million increased by 11% from $30.0 million in the comparable period in 2011. G&A expenses in the first half of 2011 included $1.2 million of expenses associated with the acquisition of Petrolifera. G&A expenses per BOE were 17% higher than in the first half of 2011, at $11.92 per BOE compared with $10.15 per BOE.

The foreign exchange loss was $4.8 million in the second quarter of 2012 and included a realized foreign exchange loss of $10.0 million. In the second quarter of 2011, the company recorded a foreign exchange loss of $14.5 million, which included a realized foreign exchange loss of $2.9 million.

For the first half of 2012 and 2011, the foreign exchange loss was $29.2 million and $19.7 million, of which $16.2 million and $16.1 million was an unrealized non-cash foreign exchange loss. The Colombian Peso strengthened by 8.1% and 7.0%

against the U.S. dollar in the first half of 2012 and 2011, respectively.

Income tax expense for the second quarter of 2012 was $19.7 million compared with $28.0 million recorded in the comparable quarter in 2011. Income tax expense was $50.9 million for the first half of 2012 compared with $54.7 million recorded in the comparable period in 2011. The decrease was primarily due to lower taxable income from the company's Colombian operations.

Net income was $13.1 million, or $0.05 per share basic and diluted, for the second quarter of 2012 compared with net income of $31.6 million, or $0.11 per share basic and diluted, for the comparable quarter in 2011. In the second quarter of 2012, lower oil and natural gas sales due to reduced production resulting from pipeline restrictions and lower average oil prices realized, were partially offset by lower DD&A, income tax expenses and foreign exchange losses.

For the first half of 2012, net income was $12.8 million, a 72% decrease from the comparable period in 2011. On a per share basis, net income decreased to $0.05 per share basic and diluted from $0.17 per share basic and $0.16 per share diluted in the comparable period in 2011. In the first half of 2012, lower oil and natural gas sales due to reduced production, increased operating and G&A expenses, increased foreign exchange losses and the absence of the comparative period gain on acquisition were partially offset by lower impairment charges and the absence of the Colombian equity tax expense. Net income in the comparable half in 2011 included a gain on the acquisition of Petrolifera of $21.7 million. The Colombian equity tax is payable in eight semi-annual installments over four years, but was expensed in the first quarter of 2011 at the commencement of the four-year period.

Balance Sheet Highlights:

Cash and cash equivalents were $128.5 million at June 30, 2012, compared with $351.7 million at December 31, 2011. The change in cash and cash equivalents during the first half of 2012 was primarily the result of funds flow from operations of $116.6 million and proceeds from issuance of common shares of $3.7 million being more than offset by an increase in assets and liabilities from operating activities of $141.9 million, capital expenditures of $178.6 million and a $23.0 million increase in restricted cash.

Working capital (including cash and cash equivalents) was $160.6 million at June 30, 2012, a $52.5 million decrease from December 31, 2011. The decrease was primarily a result of a $223.2 million decrease in cash and cash equivalents, partially offset by a $25.6 million increase in accounts receivable due to the timing of collection of receivables, a $19.9 million increase in inventory due to the new transportation agreement in Colombia, an $82.4 million decrease in taxes payable due to the payment of 2011 income taxes in Colombia, and a $42.8 million decrease in accounts payable, accrued liabilities and other.

Production Highlights:

Average daily consolidated light and medium crude oil and natural gas production after inventory adjustments for the three months ended June 30, 2012, decreased 22% to 14,127 BOEPD NAR compared to 18,141 BOEPD NAR for the same period in 2011. Approximately 95% is oil and natural gas liquids. Second quarter production and sales reflect increased production from the Moqueta, Jilguero and Melero oil discoveries offset by approximately 59 days of oil delivery restrictions due to three separate disruptions in the OTA pipeline. Gran Tierra Energy continued production at a reduced rate while the OTA pipeline was down, selling a portion of its oil through trucking and storing excess oil.

Average daily Colombian production of light and medium crude oil and natural gas for the three months ended June 30, 2012, decreased 33% to 10,308 BOEPD NAR compared to 15,277 BOEPD NAR for the same period in 2011. Approximately 99% of the production is oil and natural gas liquids. The production is primarily from the Costayaco field in the Chaza Block in which Gran Tierra Energy has a 100% working interest.

Average daily Argentine production of light and medium crude oil and natural gas for the three months ended June 30, 2012, increased 31% to 3,693 BOEPD NAR compared to 2,820 BOEPD NAR for the same period in 2011. Approximately 84% of the production is oil and natural gas liquids.

Average daily Brazil production of light and medium crude oil for the three months ended June 30, 2012, was 126 BOPD NAR compared to 44 BOPD NAR for the same period in 2011.

The OTA pipeline was back in operation on July 14, 2012 and full production resumed July 19, 2012. Production before inventory adjustments from July 19, 2012 to July 31, 2012 averaged approximately 21,000 BOEPD NAR and production before inventory adjustments for the month of July 2012 averaged approximately 16,500 BOEPD NAR.

Gran Tierra Energy is working with the authorities, outside parties and Ecopetrol to look at multiple transportation and storage options to help mitigate the risk of pipeline disruptions. These include more continuous use of the Oleoducto San Miguel pipeline (Orito to Ecuador), additional storage at Orito in combination with higher capacity utilization of the OTA pipeline when it is operational, and higher volumes of trucking to other delivery points on a continuous basis.

2012 Capital Program Update:

Gran Tierra Energy’s capital program for 2012 has been revised to $396 million from $444 million. We had initially increased our 2012 capital budget during the second quarter of 2012 such that this represents an approximately $60 million reduction in the capital budget. Deferred expenditures are from areas which are not expected to impact production capacity or near term high value reserve addition projects. Gran Tierra Energy’s 2012 capital program includes: $171 million for Colombia; $111 million for Brazil; $44 million for Argentina; $68 million for Peru; and $2 million associated with corporate activities.

The capital program includes $235 million for drilling, $48 million for acquisitions, $48 million for facilities and pipelines and $65 million for G&G expenditures. Of the $235 million allocated to drilling, approximately $130 million is for exploration and the balance is for delineation and development drilling.

Gran Tierra Energy believes that its revised 2012 capital expenditure program can be funded from cash flow from existing operations and cash on hand, given current pricing and production levels.

COLOMBIA

Chaza Block, Putumayo Basin (Gran Tierra Energy 100% WI and operator)

Costayaco Field

As a result of continued superior reservoir management and performance, a mid-year reserve update for the Costayaco Field in Colombia, effective June 30, 2012, was undertaken by GLJ Petroleum Consultants Ltd. (“GLJ”), calculated in accordance with SEC rules and NI 51-101.

When compared to the SEC reserves on December 31, 2011, adjusted for cumulative NAR production of 1.7 MMbbl of oil from January 1, 2012, to June 30, 2012 :

•	Total 1P reserves increased 33% (4.9 MMbbl) to approximately 19.6 MMbbl of oil;

•	Total 2P reserves increased 35% (5.8 MMbbl) to approximately 22.2 MMbbl of oil; and

•	Total 3P reserves increased 18% (3.9 MMbbl) to approximately 25.6 MMbbl of oil.

When compared to the NI-51-101 reserves on December 31, 2011, adjusted for cumulative NAR production of 1.7 MMbbl of oil from January 1, 2012, to June 30, 2012:

•	Total 1P reserves increased 38% (5.6 MMbbl) to approximately 20.4 MMbbl of oil;

•	Total 2P reserves increased 40% (6.6 MMbbl) to approximately 23.2 MMbbl of oil; and

•	Total 3P reserves increased 21% (4.6 MMbbl) to approximately 26.7 MMbbl of oil.

Reservoir performance continues to exceed expectation at the Costayaco Field as Gran Tierra Energy continues to extend the life of the reservoir.  GLJ has increased the original oil in place estimate by utilizing lower water saturation combined with additional production history and pressure data. The Costayaco-15 water injector well was successfully drilled and is intended to assist in maintaining reservoir pressure. The Costayaco-16 development well was successfully drilled and is intended to be a producing well to assist with maintaining plateau production in the Costayaco Field. Gran Tierra Energy believes additional reserve growth is possible at Costayaco given the reservoir's strong response to water injection.

Moqueta Field

A 3-D seismic program has now been acquired over the Moqueta Field. The new maps over the field indicate the eastern flank of the structure extends more than 2.5 kilometers to the northeast at the level of the lowest known oil in existing well bores in the field, implying additional reserve potential may exist on the east flank of the structure that had not previously been recognized. A new well to evaluate this additional potential, Moqueta-8, is expected to spud in September 2012.

The Moqueta-7 appraisal well in the Moqueta field is scheduled to spud in early August, 2012.  This well is intended to evaluate additional down-dip potential of the oil columns encountered in the Villeta U, Villeta T and Caballos reservoirs in the field approximately 960 meters west-southwest of the Moqueta-4 appraisal well.  Gran Tierra Energy intends to target the interpreted oil-water contact, which has not yet been encountered by drilling, approximately 225 feet below the lowest known oil in existing well bores in the field. The Moqueta-7 well may be used as an oil producer or water injector for pressure support depending on the well results.

Combining the results of the Moqueta-7 and -8 wells with the seismic interpretation will aid in the full field development plan, which is expected to be completed in the fourth quarter of 2012.

Llanos -22 Block, Llanos Basin (CEPSA 55% WI and operator, Gran Tierra Energy 45% WI)

Confirmed oil discovery with Ramiriqui-1 exploration well in Colombia with 2,525 gross barrels of oil per day test rate. Currently evaluating options for initiating long-term testing and the drilling of an appraisal well.

Garibay Block, Llanos Basin (CEPSA 50% WI and operator, Gran Tierra Energy 50% WI)

The Bordon-1 exploration well reached true vertical depth of 9,680 feet on June 16, 2012. Mud log and open hole log data acquired during and after drilling indicate only non-commercial hydrocarbons present. The Bordon-1 well was plugged and abandoned.

Azar Block, Putumayo Basin (Gran Tierra Energy 40% WI and operator, Lewis Energy 40%, Gold Oil 20%)

La Vega Este-1 oil exploration well is currently drilling ahead after initiating sidetrack operations, and is now expected to reach total depth in August.

BRAZIL

Recôncavo Basin

The 3-GTE-03D-BA and 3-GTE-4DPA-BA appraisal wells on Block REC-T-155, located 1.2 kilometers north and 0.70 kilometers south of the 1-ALV-2-BA oil discovery well, respectively, have been drilled and completed. They are scheduled to be tested and expected to be on production in the third quarter of 2012. On July 27, 2012, Gran Tierra Energy submitted the Declaration of Commerciality to the ANP for the newly named Tiê Field on Block 155.

Drilling of the first horizontal sidetrack well, currently planned to be drilled from the 1-GTE-01-BA pilot hole located on Block REC-T-142, is expected to begin drilling in the third quarter of 2012. This will be the first of two horizontal sidetrack wells that Gran Tierra Energy expects to drill in 2012 to test the productivity of the light oil sandstone reservoir targets in the Recôncavo Basin, with a third horizontal well deferred into early 2013.

PERU

Block 95, Marañon Basin (Gran Tierra Energy 60% WI and operator; Global Energy Development 40%)

Gran Tierra Energy Peru S.R.L. has entered into an agreement to purchase the remaining 40% working interest in Block 95 from Global Energy Development PLC. Subject to PeruPetro S.A. and Peruvian Government approvals, Gran Tierra Energy will have a 100% working interest in Block 95 following the purchase.

In addition, in the second quarter of 2012, Gran Tierra Energy announced the results of a contingent gross lease resource estimate for an oil discovery on Block 95, provided by its independent reserves auditor, GLJ Petroleum Consultants effective June 1, 2012. The resource estimate has been prepared in compliance with National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities and the Canadian Oil and Gas Evaluation Handbook.

•	Low estimate “1C” contingent resources of 11.5 MMSTB

•	Best estimate “2C” contingent resources of 31.6 MMSTB

•	High estimate “3C” contingent resources of 88.1 MMSTB

There is no certainty that it will be commercially viable to produce any portion of the resources. Contingent resources are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations using established technology or technology under development, but which are not currently considered to be commercially recoverable due to one or more contingencies. Contingencies may include factors such as economic, legal, environmental, political, and regulatory matters, or a lack of markets. It is also appropriate to classify as contingent resources the estimated discovered recoverable quantities associated with a project in the early evaluation stage. Contingent resources are further classified in accordance with the level of certainty associated with the estimates and may be subclassified based on project maturity and/or characterized by their economic status. The recoverable resources attributed to the Block 95 discovery were considered sub-commercial (contingent resources) due to the absence of a commitment to proceed with development and the fact that development is in the very early stages as considered from the point of view of both regulatory requirements, and development strategy. It is premature to determine the economic status; the economic status is undetermined until additional fluid samples confirm the market for the crude and Gran Tierra Energy has done additional work on the oil market, development capital and environmental/regulatory matters.

The oil field discovered on Block 95, with the Bretaña 10-16-1X discovery well drilled in 1974, flowed 807 barrels of oil per day naturally without pumps for approximately six hours from the Vivian Formation. Well records indicate inconsistent oil gravity values of 13.1° API and 17.6° API although calculations indicate it is not feasible to flow a 13° API crude at over 800 barrels of oil per day in this circumstance. As the Bretaña well is located in a remote location, an oil gravity of 13.1° API will make this project challenging to develop unless there are sufficiently large reserves to offset the cost of diluent.  If the oil gravity is 17.6° API, this project will likely be economic to develop with the best estimate “2C” contingent resources in the current economic environment.  Gran Tierra Energy is planning to drill a new exploration well in the fourth quarter of this year to further delineate this field and to explore deeper reservoir horizons not penetrated by the discovery well. A drilling site location has been identified and civil construction initiated for the Bretaña Norte 95-2-1X exploration well on this structure.

Block 107, Marañon Basin (Gran Tierra Energy 100% WI and operator)

Permitting for drilling on Block 107 is advancing, with drilling expected to begin in 2014. The prospects on Block 107 are on trend with the world class gas-condensate discoveries that have been made around the Camisea region in southern Peru. Both oil and gas seeps are present on Block 107.

ARGENTINA

Puesto Morales / Puesto Morales Este Blocks, Neuquen Basin (Gran Tierra Energy 100% WI and operator)

Gran Tierra Energy continues its workover and development activity at Puesto Morales field, which includes drilling eight development wells for the remainder of 2012. In the first quarter of 2012, one development well was drilled as Gran Tierra Energy continued with the intention of improving recovery of the remaining reserves, minimizing water channeling through the use of polymer, and subsequently growing production.

Conference Call Information:

Gran Tierra Energy Inc. will host its second quarter 2012 results conference call on Tuesday, August 7, 2012, at 11:00 a.m. Mountain Time (MT).

President and Chief Executive Officer, Dana Coffield, Chief Operating Officer, Shane O'Leary and Chief Financial Officer James Rozon will discuss Gran Tierra Energy’s financial and operating results for the quarter and then take questions from securities analysts and institutional shareholders.

Interested parties may access the conference call by dialing 1-800-264-7882 (domestic) or 1-847-413-3708 (international), pass code 32994248. The call will also be available via web cast at www.grantierra.com, www.streetevents.com, or www.fulldisclosure.com. The web cast will be available on Gran Tierra Energy’s website until the next earnings call.

For interested parties unable to participate, an audio replay of the call will be available beginning two hours after the call until 11:59 p.m. on August 21, 2012.  To access the replay dial 1-888-843-7419 (domestic) or 1-630-652-3042 (international) pass code 32994248.

Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE MKT (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra Energy holds interests in producing and prospective properties in Argentina, Colombia, Peru, and Brazil. Gran Tierra Energy has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth. Additional information concerning Gran Tierra Energy is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra Energy’s Securities and Exchange Commission filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements and Legal Advisories:

This news release contains certain forward-looking information, forward-looking statements and forward-looking financial outlook (collectively, “forward-looking statements”) under the meaning of applicable securities laws, including Canadian Securities Administrators’ National Instrument 51-102 - Continuous Disclosure Obligations and the United States Private Securities Litigation Reform Act of 1995. The use of the words “expect”, “plan”, “estimate”, “believe”, “schedule”, “intend”, “will”, “may” derivations of these words and similar expressions are intended to identify forward-looking statements. In particular, but without limiting the foregoing, forward-looking statements include statements regarding: drilling, testing and production expectations; Gran Tierra Energy’s planned capital program and the allocation of capital, including under the caption “2012 Capital Program Update”; expected funding of the capital program out of cash flow and cash on hand; contingent resources, production expectations; expectations respecting reserves growth at the Costayaco field; Gran Tierra Energy's planned operations, including as described under the captions “Colombia”, “Peru”, “Brazil” and “Argentina”; potential increases in resources; together with all other statements regarding expected or planned development, testing, drilling, production, expenditures or exploration, or that otherwise reflect expected future results or events.

Statements relating to “resources” are forward-looking statements as they involve the implied assessment, based on estimates and assumptions, that the resources described exist in the quantities predicted or estimated and can be profitably produced in the future.

The forward-looking statements contained in this news release reflect several material factors and expectations and assumptions of Gran Tierra Energy including, without limitation, assumptions relating to log evaluations, that Gran Tierra Energy will continue to conduct its operations in a manner consistent with past operations, the accuracy of testing and production results and seismic data, pricing and cost estimates, rig availability, the effects of drilling down-dip and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions. Gran Tierra Energy believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

The forward-looking statements contained in this news release are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements, including, among others: Gran Tierra Energy's operations are located in South America, and unexpected problems can arise due to guerilla activity, technical difficulties and operational difficulties which may impact its testing and drilling operations, and the production, transportation or sale of its products; geographic, political, regulatory and weather conditions can impact testing and drilling operations and the production, transportation or sale of its products; the OTA pipeline may continue to experience disruptions and if further disruptions occur, service at the OTA pipeline may not resume on the timelines or to the capacity expected by or favorable to Gran Tierra Energy; permits and approvals from regulatory and governmental authorities may not be received in the manner or on the timelines expected or at all; and the risk that current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra Energy currently predicts, which could cause Gran Tierra Energy to modify its exploration, drilling and/or construction activities. Although the current capital spending program of Gran Tierra Energy is based upon the current expectations of the management of Gran Tierra Energy, there may be circumstances in which, for unforeseen reasons, a reallocation of funds may be necessary as may be determined at the discretion of Gran Tierra Energy and there can be no assurance as at the date of this press release as to how those funds may be reallocated. Should any one of a number of issues arise, Gran Tierra Energy may find it necessary to alter its current business strategy and/or capital spending program. Accordingly, readers should not place undue reliance on the forward-looking statements contained herein. Further information on potential factors that could affect Gran Tierra Energy are included in risks detailed from time to time in Gran Tierra Energy's Securities and Exchange Commission filings, including, without limitation, under the caption “Risk Factors” in Gran Tierra Energy's Quarterly Report on Form 10-Q filed May 7, 2012. These filings are available on a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com.  The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this press release are made as of the date of this press release and Gran Tierra Energy disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities legislation.

BOE’s may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf : 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. . In addition, given that the value ratio based on the current price of oil as compared to natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.

Possible reserves are those additional reserves that are less certain to be recovered than probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of proved plus probable plus possible reserves.

Contact Information

For investor and media inquiries please contact:
Jason Crumley
Director, Investor Relations
403-265-3221
info@granterra.com
www.grantierra.com

Basis of Presentation of Financial Results:

Gran Tierra Energy’s financial results are reported in United States dollars and prepared in accordance with generally accepted accounting principles in the United States.

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Operations and Retained Earnings (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
REVENUE AND OTHER INCOME
Oil and natural gas sales	$114,542	$161,664	$269,790	$283,960
Interest income	608	456	1,311	679
	115,150	162,120	271,101	284,639
EXPENSES
Operating	27,333	23,160	51,820	39,556
Depletion, depreciation, accretion and impairment	32,571	46,965	92,938	110,322
General and administrative	17,599	16,410	33,498	30,048
Equity tax	—	221	—	8,271
Financial instruments gain	—	(1,292)	—	(1,522)
Gain on acquisition	—	2,601	—	(21,699)
Foreign exchange loss	4,807	14,495	29,182	19,694
	82,310	102,560	207,438	184,670

INCOME BEFORE INCOME TAXES	32,840	59,560	63,663	99,969
Income tax expense	(19,736)	(27,993)	(50,872)	(54,689)
NET INCOME AND COMPREHENSIVE INCOME	13,104	31,567	12,791	45,280
RETAINED EARNINGS, BEGINNING OF PERIOD	184,701	71,810	185,014	58,097
RETAINED EARNINGS, END OF PERIOD	$197,805	$103,377	$197,805	$103,377

NET INCOME PER SHARE — BASIC	$0.05	$0.11	$0.05	$0.17
NET INCOME PER SHARE — DILUTED	$0.05	$0.11	$0.05	$0.16
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	280,714,786	277,297,728	279,726,434	269,159,453
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	284,141,287	284,451,536	283,500,228	277,530,126

Gran Tierra Energy Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	June 30,	December 31,
	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$128,528	$351,685
Restricted cash	4,034	1,655
Accounts receivable	95,004	69,362
Inventory	27,055	7,116
Taxes receivable	19,267	21,485
Prepaids	3,444	3,597
Deferred tax assets	3,223	3,029
Total Current Assets	280,555	457,929

Oil and Gas Properties (using the full cost method of accounting)
Proved	665,346	618,982
Unproved	425,922	417,868
Total Oil and Gas Properties	1,091,268	1,036,850
Other capital assets	8,875	7,992
Total Property, Plant and Equipment	1,100,143	1,044,842

Other Long-Term Assets
Restricted cash	33,854	13,227
Deferred tax assets	7,974	4,747
Other long-term assets	9,299	3,454
Goodwill	102,581	102,581
Total Other Long-Term Assets	153,708	124,009

Total Assets	$1,534,406	$1,626,780
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$51,556	$82,189
Accrued liabilities	55,101	66,832
Taxes payable	13,117	95,482
Asset retirement obligation	167	326
Total Current Liabilities	119,941	244,829

Long-Term Liabilities
Deferred tax liability	196,241	186,799
Equity tax payable	5,294	6,484
Asset retirement obligation	12,504	12,343
Other long-term liabilities	2,119	2,007
Total Long-Term Liabilities	216,158	207,633

Commitments and Contingencies

Shareholders’ Equity
Common shares (267,819,245 and 264,256,159 common shares and 13,869,520 and 13,869,520 exchangeable shares, par value $0.001 per share, issued and outstanding as at June 30, 2012 and December 31, 2011, respectively)	7,986	7,510
Additional paid in capital	992,516	980,014
Warrants	—	1,780
Retained earnings	197,805	185,014
Total Shareholders’ Equity	1,198,307	1,174,318

Total Liabilities and Shareholders’ Equity	$1,534,406	$1,626,780

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Thousands of U.S. Dollars)

	Six Months Ended June 30,
	2012	2011
Operating Activities
Net income	$12,791	$45,280
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depletion, depreciation, accretion and impairment	92,938	110,322
Deferred taxes	(10,050)	(5,406)
Stock-based compensation	6,922	5,945
Unrealized gain on financial instruments	—	(1,354)
Unrealized foreign exchange loss	16,164	16,102
Settlement of asset retirement obligation	(404)	(309)
Equity tax	(1,785)	6,251
Gain on acquisition	—	(21,699)
Net change in assets and liabilities from operating activities
Accounts and other receivables	(17,668)	(100,955)
Inventory	(13,485)	(213)
Prepaids	154	(211)
Accounts payable and accrued and other liabilities	(28,567)	(2,508)
Taxes receivable and payable	(82,262)	(18,120)
Net cash (used in) provided by operating activities	(25,252)	33,125

Investing Activities
Increase in restricted cash	(23,006)	(8,139)
Additions to property, plant and equipment	(178,644)	(182,408)
Proceeds from disposition of oil and gas property	—	3,253
Cash acquired on acquisition	—	7,747
Proceeds on sale of asset-backed commercial paper	—	22,679
Net cash used in investing activities	(201,650)	(156,868)

Financing Activities
Settlement of bank debt	—	(22,853)
Proceeds from issuance of common shares	3,745	2,523
Net cash provided by (used in) financing activities	3,745	(20,330)

Net decrease in cash and cash equivalents	(223,157)	(144,073)
Cash and cash equivalents, beginning of period	351,685	355,428
Cash and cash equivalents, end of period	$128,528	$211,355

Cash	$78,929	$135,142
Term deposits	49,599	76,213
Cash and cash equivalents, end of period	$128,528	$211,355